UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               QCR HOLDINGS, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction:

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     5)   Total fee paid:

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[  ] Fee paid previously with preliminary materials.

[  ] Check  box if any part of the fee  is offset as provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

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     2)   Form, Schedule or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

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                                       1

March 22, 2006

Dear Fellow Stockholder:

On behalf of the board of directors and management of QCR Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders of QCR Holdings, Inc. to be held at 10:00 a.m. on May 3, 2006, at The MARK of the Quad Cities located at 1201 River Drive, Moline, Illinois. The accompanying notice of annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting. We have also enclosed copies of our 2005 Annual Report to Stockholders for your review. At the meeting, we will report on our operations and the outlook for the year ahead.

The annual meeting will be held for the purposes of electing three persons to serve as Class I directors and transacting such other business as may properly come before the meeting. We recommend that you vote your shares for the director nominees.

We encourage you to attend the meeting in person. Regardless of whether you plan to attend the meeting, please COMPLETE, DATE, SIGN and RETURN THE ENCLOSED PROXY CARD in the enclosed envelope or vote by telephone or internet by following the preprinted instructions on the enclosed proxy card. This will assure that your shares are represented at the meeting.

We look forward to seeing you and visiting with you at the meeting.

                               Very truly yours,

/s/ Michael A. Bauer                                    /s/ Douglas M. Hultquist

Michael A. Bauer                                        Douglas M. Hultquist
Chairman of the Board                                   President



                  3551-7th Street, Suite 204 - Moline, IL 61265
                    Phone (309) 736-3580 - Fax (309) 736-3149

                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 3, 2006

To the stockholders of QCR HOLDINGS, INC.:

The annual meeting of stockholders of QCR Holdings, Inc., a Delaware corporation, will be held at The MARK of the Quad Cities, 1201 River Drive, Moline, Illinois on Wednesday, May 3, 2006, at 10:00 a.m., local time, for the following purposes:

     1.   to elect three Class I directors for a term of three years and

     2. to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

The board of directors has fixed the close of business on March 15, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there is an insufficient number of votes for a quorum or to approve any of the proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

By order of the Board of Directors


/s/ Todd A. Gipple

Todd A. Gipple
Executive Vice President,
Chief Financial Officer and
Secretary

Moline, Illinois
March 22, 2006

                  3551-7th Street, Suite 204 - Moline, IL 61265
                    Phone (309) 736-3580 - Fax (309) 736-3149

                                 PROXY STATEMENT

QCR Holdings, Inc., a Delaware corporation, is the holding company for Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company and Rockford Bank and Trust Company. Quad City Bank & Trust is an Iowa banking association located in Bettendorf, Iowa, with banking locations in Bettendorf and Davenport, Iowa and in Moline, Illinois. In August 2005, Quad City Bank & Trust acquired 80% of the equity interests of M2 Lease Funds, LLC, a Wisconsin limited liability company based in Milwaukee that is engaged in the business of leasing machinery and equipment to businesses under direct financing lease contracts. Cedar Rapids Bank & Trust is also an Iowa banking association located in Cedar Rapids, Iowa. Rockford Bank & Trust is an Illinois state bank located in Rockford, Illinois. Quad City Bancard, Inc. is our wholly owned subsidiary, which functions as a credit card center that provides cardholder and merchant credit card processing services. We also own all of the common stock of five business trust subsidiaries that we created to issue trust preferred securities. When we refer to our subsidiaries in this proxy statement, we are collectively referring to Quad City Bank & Trust, Cedar Rapids Bank & Trust, Rockford Bank & Trust, Quad City Bancard and the business trusts.

This proxy statement is furnished in connection with the solicitation by the board of directors of QCR Holdings of proxies to be voted at the annual meeting of stockholders to be held at The MARK of the Quad Cities, 1201 River Drive, Moline, Illinois, on May 3, 2006, at 10:00 a.m., local time, and at any adjournments or postponements of the meeting. We have enclosed our 2005 annual report, which includes consolidated financial statements of QCR Holdings and our subsidiaries. This proxy statement and related materials are first being mailed to stockholders of QCR Holdings on or about March 22, 2006.

The following is information regarding the meeting and the voting process, and is presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on March 15, 2006, the record date for the annual meeting, you owned shares of QCR Holdings common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning those matters to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of three Class I directors for a term expiring in 2009. This matter is more fully described in this proxy statement.

If I am the record holder of my shares, how do I vote?

You may vote by mail, by telephone, by internet or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted "for" all nominees named in this proxy statement.

Although you may vote by mail, we ask that you vote instead by internet or telephone, which saves us postage and processing costs. You may vote by telephone by calling the toll-free number specified on your proxy card or by accessing the internet website specified on your proxy card and by following the preprinted instructions on the proxy card. Votes submitted by telephone or internet must be received by midnight CST on Tuesday, May 2, 2006. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the meeting.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or in what is usually referred to as "street name"), you will need to arrange to obtain a legal proxy from that person or entity in order to vote in person at the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If I hold shares in the name of a broker or fiduciary, who votes my shares?

If you received this proxy statement from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares. It will then be your broker or fiduciary's responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card in the envelope provided by your broker.

Under the rules of various national and regional securities exchanges, brokers and other fiduciaries may generally vote on routine matters, such as the election of directors but cannot vote on non-routine matters, such as the adoption or amendment of a stock incentive plan or an amendment to our Certificate of Incorporation, unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at a meeting and your broker or fiduciary does not receive instructions from you on how to vote on that matter, your broker or fiduciary will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a "broker non-vote" and may affect the outcome of the voting on those matters. We encourage you to provide directions to your broker or fiduciary as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker or fiduciary gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by telephone or internet. If your shares are held in an account at such a bank or brokerage firm, you may vote your shares by telephone or internet by following the instructions on their enclosed voting form. Votes made by telephone or internet through such a program must be received by 11:59 p.m. EST on Tuesday, May 2, 2006. Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy either on the internet or the enclosed proxy card. Requesting a legal proxy prior to the deadline stated above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

The internet and telephone proxy procedures are designed to authenticate stockholders' identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies. These costs, if any, will be borne by the stockholder.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy forms to ensure that all your shares are voted. If you received more than one proxy card but only one copy of the proxy statement and annual and transitional reports, you may request additional copies from us at any time.

What if I change my mind after I return my proxy?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

     o signing another proxy with a later date and returning that proxy to us;

     o    timely submitting another proxy via the telephone or internet;

     o    sending notice to us that you are revoking your proxy; or

     o    voting in person at the meeting.

If you hold your shares in the name of your broker or through a fiduciary and desire to revoke your proxy, you will need to contact that person or entity to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either:

     o    is present in person at the meeting; or

     o    has properly submitted a signed proxy card or other proxy.

On March 15, 2006, the record date, there were 4,537,711 shares of common stock outstanding. Therefore, at least 2,268,856 shares need to be present in person or by proxy at the annual meeting in order to hold the meeting and conduct business.

What happens if a nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than the number of nominees presented for election at the meeting. The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote "for" or "withhold authority to vote for" each nominee for director. You may vote "for," "against" or "abstain" on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

Our directors are elected by a plurality and the three individuals receiving the highest number of votes cast "for" their election will be elected as Class I directors of QCR Holdings. Broker non-votes and abstentions will not be counted in tabulating the vote on the election of directors, but will count for purposes of determining whether or not a quorum is present on the matter.

The approval of all other proposals must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes and abstentions will not be counted in tabulating the vote on such proposals, but will count for purposes of determining whether or not a quorum is present on the matter.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results will also be disclosed in our Form 10-Q for the quarter ending June 30, 2006.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of QCR Holdings or of our subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.


                              ELECTION OF DIRECTORS

Our directors are divided into three classes having staggered terms of three years. Stockholders will be entitled to elect three Class I directors for a term expiring in 2009. Due to age eligibility requirements, current Class I director Henry Royer is not eligible to stand for reelection to the board of directors, and as a result his directorship will end at the 2006 annual meeting. In connection with Mr. Royer not standing for reelection as a director, the board has considered and nominated John A. Rife, a current director of Cedar Rapids Bank & Trust, to serve as a new Class I director of QCR Holdings. The board has also nominated current directors, Michael A. Bauer and James J. Brownson to serve as Class I directors.

Other than as described above, we have no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Set forth below is information concerning the nominees for election and for each of the other persons whose terms of office will continue after the meeting, including age, year first elected a director and business experience during the previous five years. The nominees, if elected at the annual meeting of stockholders, will serve as Class I directors for three-year terms expiring in 2009.

Stockholder Vote Necessary to Elect the Nominees for Class I Directors. Directors are elected by a plurality and the three individuals receiving the highest number of votes cast for their election will be elected as Class I directors. Our board of directors unanimously recommends that stockholders vote FOR all of the nominees for directors.


                                                NOMINEES
-----------------------------------------------------------------------------------------------------------------------
Name                         Director
(Age)                         Since                      Positions with QCR Holdings and subsidiaries
-----------------------------------------------------------------------------------------------------------------------
CLASS I
(Term Expires 2009)
------------------------------
Michael A. Bauer*              1993         Chairman of the Board and Director of QCR Holdings;  President,  Chief
(Age 57)                                    Executive Officer and Director of Quad City Bank & Trust;  Director of
                                            Cedar  Rapids  Bank &  Trust;  Director  of  Rockford  Bank  &  Trust;
                                            Chairman of the Board and Director of Quad City  Bancard;  Director of
                                            M2 Lease Funds, LLC

James J. Brownson              1997         Director of QCR Holdings; Secretary and Director of Quad City Bank & Trust
(Age 60)

John A. Rife                    --          Nominee for Director of QCR Holdings;Director of Cedar Rapids Bank & Trust
(Age 63)


CLASS II
(Term Expires 2007)
------------------------------

Larry J. Helling               2001         Director  of QCR  Holdings;  President,  Chief  Executive  Officer and
(Age 50)                                    Director of Cedar  Rapids  Bank & Trust;  Director of Quad City Bank &
                                            Trust; Director of M2 Lease Funds, LLC

Douglas M. Hultquist           1993         President,  Chief  Executive  Officer and  Director  of QCR  Holdings;
(Age 50)                                    Chairman  of the  Board  and  Director  of  Quad  City  Bank &  Trust;
                                            Director  of Cedar  Rapids Bank & Trust;  Director of Rockford  Bank &
                                            Trust;  President,  Chief Executive  Officer and Director of Quad City
                                            Bancard; Director of M2 Lease Funds, LLC
Mark C. Kilmer                 2004         Director of QCR Holdings; Director of Quad City Bank & Trust
(Age 47)


CLASS III
(Term Expires 2008)
------------------------------

Patrick S. Baird               2002         Director of QCR Holdings; Director of Cedar Rapids Bank & Trust
(Age 52)

John K. Lawson                 2000         Director of QCR Holdings; Director of Quad City Bank & Trust
(Age 66)

Ronald G. Peterson             1993         Director of QCR Holdings; Director of Quad City Bank & Trust
(Age 62)

     * Mr. Bauer has indicated to the Executive Committee that he intends to retire in approximately three years at the age of 60. His retirement plans and the related succession planning are further discussed on page 16 of the Proxy Statement.



All of our continuing directors and nominees will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. All of our executive officers hold office for a term of one year. There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions. Mr. Rife is also a director of United Fire & Casualty Company, a company registered under the Securities Exchange Act.

The business experience of each of the nominees and continuing directors for the past five years is as follows:

Patrick S. Baird is President and Chief Executive Officer of AEGON USA, Inc., the U.S. subsidiary of the AEGON Insurance Group, a leading multinational insurance organization. Baird joined the AEGON USA companies in 1976. He was appointed to his current position in March 2002, having previously served as executive vice president and chief operating officer, chief financial officer and director of Tax. Baird is member of the Financial Services Roundtable and currently serves on the boards of the Institute for Legal Reform, the ACLI, Kirkwood Community College Foundation, Priority One, an economic development division of the Cedar Rapids Area Chamber of Commerce and Waypoint (formerly
YWCA).

Michael A. Bauer is President and Chief Executive Officer of Quad City Bank & Trust. Prior to co-founding QCR Holdings, he was employed from 1971 to 1992 by Davenport Bank and Trust Company located in Davenport, Iowa with assets of approximately $1.8 billion, as of December 31, 1992. In January 1992 he was named President and Chief Operating Officer, while from 1989 to 1992 he served as Senior Vice President in charge of all lending. Mr. Bauer currently serves as a director of St. Ambrose University, Genesis Medical Center, Kahl Home for the Aged, Davenport ONE, Friendly House Foundation and the Finance Council of the Diocese of Davenport. Along with Mr. Hultquist, Mr. Bauer received the 1998 Ernst & Young "Entrepreneur of the Year" award for the Iowa and Nebraska region and was inducted into the Quad Cities Area Junior Achievement Business Hall of Fame in 2003.

James J. Brownson is President and Chief Executive Officer of W.E. Brownson Co., a manufacturers' representative agency located in Davenport, Iowa involved in the sale of custom engineered products to OEM manufacturers in the Midwest, and has been in that position since 1978. Mr. Brownson began his career in 1967 as a member of the audit staff at Arthur Young & Co., in Chicago, Illinois. From 1969 until 1978, Mr. Brownson was employed by Davenport Bank and Trust Company, where he left as Senior Vice President and Cashier. He is a past member of the National Sales Representative Council of Crane Plastics, Columbus, Ohio, and Dayton Rogers Manufacturing Co., Minneapolis, Minnesota. Mr. Brownson has served on the board of directors of the United Way of the Quad Cities, Junior
Achievement of the Quad Cities, St. Ambrose University Alumni Association and United Cerebral Palsy of the Quad Cities. Mr. Brownson has been a director and the Secretary of Quad City Bank & Trust since October 1993.

Larry J. Helling is President and Chief Executive Officer of Cedar Rapids Bank & Trust. He was previously the Executive Vice President and Regional Commercial Banking Manager of Firstar Bank in Cedar Rapids with a focus on the Cedar Rapids metropolitan area and the Eastern Iowa region. Prior to his six years with Firstar, Mr. Helling spent twelve years with Omaha National Bank. Mr. Helling is a graduate of the Cedar Rapids' Leadership for Five Seasons program and currently serves on the board of directors of the United Way of East Central Iowa, the board of trustees of Big Brothers/Big Sisters and the board of trustees of Junior Achievement. He is President of the Rotary Club of Cedar Rapids and President-elect of the Entrepreneurial Development Center. In addition, he is actively involved in numerous school and church related activities, in addition to various committees within the community.

Douglas M. Hultquist is President and Chief Executive Officer of QCR Holdings. He is a certified public accountant and previously served as a tax partner with two major accounting firms. He began his career with KPMG Peat Marwick in 1977 and was named a partner in 1987. In 1991, the Quad Cities office of KPMG Peat Marwick merged with McGladrey & Pullen. Mr. Hultquist served as a tax partner in the Illinois Quad Cities office of McGladrey & Pullen from 1991 until co-founding QCR Holdings in 1993. During his public accounting career, Mr. Hultquist specialized in bank taxation and mergers and acquisitions. Mr. Hultquist served on the board of directors of the PGA TOUR John Deere Classic and was its Chairman for the July 2001 tournament. Mr. Hultquist serves on the board of Illinois Casualty Company, the board of Illinois Bankers Association, and is Chairman of the Augustana College Board of Trustees, as well as serving on its Planned Giving Council. He also serves on the board of the TPC at Deere Run and as Finance Chairman of the William Butterworth Memorial Trust. Mr. Hultquist is a member of the Unified Growth Strategy-Policy Committee of the Illinois Quad City Chamber of Commerce. He is also a member of the American Institute of CPAs and the Iowa Society of CPAs. Along with Mr. Bauer, Mr. Hultquist received the 1998 Ernst & Young "Entrepreneur of the Year" award for the Iowa and Nebraska region and was inducted into the Quad Cities Area Junior Achievement Business Hall of Fame in 2003.

Mark C. Kilmer is President of The Republic Companies, a 90-year old family-owned group of businesses headquartered in Davenport, Iowa involved in the wholesale equipment and supplies distribution of electrical, refrigeration, heating, air-conditioning and sign support systems. Prior to joining Republic in 1984, Mr. Kilmer worked in the Management Information Systems Department of Standard Oil of California (Chevron) in San Francisco. Mr. Kilmer currently serves as the Chairman of the Board of Genesis Medical Center, and is also a board member of The Genesis Health System. He serves on the board of directors of IMARK Group, Inc., a national member-owned purchasing cooperative of electric supplies and equipment distributors. He is the two-term past Chairman of the PGA TOUR John Deere Classic and the past Chairman of the Scott County YMCA's board of directors. Mr. Kilmer has served on the board of directors of The Genesis Heart Institute, St. Luke's Hospital, Rejuvenate Davenport, The Vera French Foundation and Trinity Lutheran Church and was a four-time Project Business consultant for Junior Achievement. Mr. Kilmer has been a director of Quad City Bank & Trust since February 1996.

John K. Lawson began his career with Deere & Company in 1958 as an engineering co-op trainee and retired in 2002. He received his mechanical engineering degree in 1962, and by the mid 1960's, he was assigned to the Deere & Company European Office in Heidelberg, Germany. His responsibilities included working with the manufacturing engineering operations in eight European and African countries. He returned to the United States in 1968, and held positions in several manufacturing operations, including General Manager, Dubuque and Davenport. In 1985, Mr. Lawson was named Vice President, Manufacturing, Agricultural Equipment Division. In 1992, he became President, Lawn and Grounds Care Division. In his final position with Deere & Company as Senior Vice President, Technology and Engineerin' for Deere & Company, Mr. Lawson was responsible for the company's engineering, business computer systems, quality, supply management and communications areas. He serves on the board of directors of the Iowa State University Foundation, Junior Achievement of the Heartland Foundation, Moline Foundation Finance Committee and the Trinity Healthcare Foundation. Mr. Lawson also serves as a board member for Muscatine Foods, Inc., located in Muscatine, Iowa. Mr. Lawson has been director of Quad City Bank & Trust since July 1997.

Ronald G. Peterson is President and Chief Executive Officer of the First State Bank of Western Illinois, located in La Harpe, Illinois, and has served in that position since 1982. Mr. Peterson is also President of that bank's holding company, Lamoine Bancorp, Inc. He currently serves as President of the LaHarpe Educational Foundation, Treasurer of the Western Illinois University Foundation, a Co-Chairman of the McDonough District Hospital Development Council and is a member of the Strategic Planning Committee for the Illinois Bankers Association and a member of the Macomb Rotary Club. In 2005, Mr. Peterson was named Banker of the Year by the Illinois Bankers Association. Mr. Peterson has been a director of Quad City Bank & Trust since October 1993.

John A. Rife is President and Chief Executive Officer of United Fire Group. He provides leadership for the company's 650 employees, establishing corporate goals, maintaining policies and procedures, and directing the overall performance of the company. He joined United Fire in 1976 as a marketing representative for the life insurance subsidiary, United Life Insurance Company. Over the next eight years, he was named assistant vice president and marketing manager and vice president of marketing for United Life. He was named president of United Life in 1984, president of United Fire & Casualty Company in 1997, and president of American Indemnity Companies in 1999. He was appointed Chief Executive Officer of the company in 2000. Mr. Rife holds a B.A. degree from the University of Iowa and the Chartered Life Underwriter professional insurance designation from American College. He serves on the boards of directors of United Fire & Casualty Company and its subsidiaries. He also serves on the boards of trustees of United Way of East Central Iowa, Mercy Medical Center and Priority One, an economic development division of the Cedar Rapids Area Chamber of Commerce. Mr. Rife has been a director of Cedar Rapids Bank & Trust since 2001.

                 CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General. Currently, there are nine members of the board of directors of QCR Holdings. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of QCR Holdings, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are held at a minimum of quarterly. Additionally, the Executive Committee, which is comprised of directors who are deemed to be "independent" pursuant to the listing requirements of the Nasdaq Stock Market, Inc., also meets at least quarterly and has the authority to carry out many of the oversight functions of the full board. Our directors also discuss business and other matters with Mr. Hultquist, our Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants).

Incumbent directors Baird, Brownson, Kilmer, Lawson, Peterson and Royer are deemed to be "independent" as that term is defined by Nasdaq. Additionally, Mr. Rife, who has been nominated by the board to serve as a Class I director, also satisfied the independence standards of Nasdaq. Directors Bauer, Helling and Hultquist are not considered to be "independent" because they also serve as executive officers or either QCR Holdings or one of our subsidiaries. The board of directors has established an Audit Committee, an Executive Committee, a Compensation and Benefits Committee and a Technology Committee. The current charters of the Audit and the Executive Committee are available on our website at www.qcrh.com, as well as on our banking subsidiaries' websites at www.qcbt.com, www.crbt.com and www.rkfdbank.com. Also posted on the websites is general information regarding QCR Holdings and our common stock, many of our corporate polices and links to our filings with the Securities and Exchange Commission.

A total of six regularly scheduled and special meetings were held by the board of directors of QCR Holdings in 2005. In 2005, all directors attended at least 75 percent of the meetings of the board and the committees on which they served during the period they served on the board. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend. Last year, eight directors were present at the annual meeting.

Audit Committee. The Audit Committee consists of directors Baird, Brownson, Lawson and Royer, a current class I director. At the end of Mr. Royer's term as a director, it is expected that Mr. Kilmer will be replacing Mr. Royer as an Audit Committee member. Each of the members and Mr. Kilmer are considered "independent" according to the Nasdaq listing requirements and the regulations of the Securities and Exchange Commission. The board of directors has determined that Mr. Baird qualifies as an "Audit Committee Financial Expert" under the regulations of the Securities and Exchange Commission. The board based this decision on Mr. Baird's educational and professional experience.

The functions performed by the Audit Committee include, but are not limited to, the following:

     o selecting our independent auditors and pre-approving all engagements and fee arrangements;

     o    reviewing the independence of the independent auditors;

     o reviewing actions by management on recommendations of the independent auditors and internal auditors;

     o meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

     o reviewing our earnings releases and reports filed with the Securities and Exchange Commission; and

     o    reviewing   reports  of  bank   regulatory   agencies  and  monitoring
          management's  compliance  with  recommendations   contained  in  those
          reports.

To promote independence of the audit function, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. Th% Audit Committee has adopted a written charter, which sets forth the committee's duties and responsibilities. Our current charter was attached to our 2004 proxy statement and is available on our website at www.qcrh.com, as well as on our banking subsidiaries' websites at www.qcbt.com, www.crbt.com and www.rkfdbank.com. The Audit Committee met four times in 2005.

Executive Committee. The Executive Committee is comprised of directors Baird, Brownson, Kilmer, Lawson, Peterson and Royer, each of whom is considered "independent" according to the Nasdaq listing requirements, an "outside"
director under Section 162(m) of the Internal Revenue Code of 1986 and a "non-employee" director pursuant to Section 16 under the Securities Exchange Act of 1934. At the end of Mr. Royer's term as a director, it is expected that Mr. Rife will replace Mr. Royer as an Executive Committee member. Mr. Brownson serves as Chairman of the Executive Committee. The committee is charged with overseeing our corporate governance programs, board policies, committee structure and membership reviewing and recommending the nominees for election to the board of directors, and reviewing and establishing the salaries and compensation of our executive officers. In carrying out the nominating function, the committee is charged with identifying and nominating individuals to be presented to our stockholders for election or re-election to the board of directors. The committee is further charged with the responsibility of working with management to develop and maintain a companywide succession plan to ensure the success of leadership succession at QCR Holdings and our subsidiaries. The committee also reviews and monitors our policies, procedures and structure as they relate to corporate governance. The committee's responsibilities and functions are further described in its charter, which is available on our website at www.qcrh.com, as well as our banking subsidiaries' websites at www.qcbt.com, www.crbt.com and www.rkfdbank.com. The Executive Committee met five times during 2005.

Compensation and Benefits Committee. The Compensation and Benefits Committee consists of directors Bauer, Hultquist, Helling, and Lawson, as well as John D. Whitcher, director of Rockford Bank & Trust and Joyce E. Bawden, John H. Harris, Cathie S. Whiteside, directors of Quad City Bank & Trust. The Compensation and Benefits Committee has authority to perform policy reviews and to oversee and direct the compensation and personnel functions of the employees, with the exception of our executive officers. The Compensation and Benefits Committee met three times during 2005.

Technology Committee. The Technology Committee consists of directors Bauer, Helling and Hultquist, Ann M. Lipsky, director of Cedar Rapids Bank & Trust and John H. Harris and Cathie S. Whiteside, directors of Quad City Bank & Trust. The Technology Committee reviews the technology plans of QCR Holdings and our subsidiaries for the future. The Technology Committee met four times during 2005.

Independent Director Sessions. Consistent with the Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Messrs. Bauer, Helling or Hultquist in attendance. In 2003, the board of directors created the position of a lead independent director and appointed Mr. Brownson to serve in this position. The lead independent director assists the board in assuring effective corporate governance and serves as chairperson of the independent director sessions.

Code of Business Conduct and Ethics. We have a code of business conduct and ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code is posted on our website at www.qcrh.com, as well as on our banking subsidiaries' websites at www.qcbt.com, www.crbt.com and www.rkfdbank.com. We recently amended the code to more specifically address the procedures for dealing with potential conflicts of interest. We have satisfied and intend to continue to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our websites.

Director Nominations and Qualifications. In carrying out its nominating function, the Executive Committee evaluates all potential nominees for election, including incumbent directors, board nominees and those stockholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of business conduct and ethics. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members, to determine if they meet QCR Holdings' age eligibility requirements (a person who has reached age 72 before the date of the annual meeting is not eligible for election to the board) and to determine whether they are "independent" in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying candidates, but it has the authority to retain a third party firm or professional for the purpose of identifying candidates.

Due to age eligibility requirements, Mr. Royer is not eligible to stand for reelection to the board of directors, and as a result, his directorship will end at the 2006 annual meeting. In connection with Mr. Royer not standing for reelection as a director and as part of the search for potential director candidates, Messrs. Bauer, Helling and Hultquist considered the experience, qualifications and skills of the directors of QCR Holdings' subsidiaries and recommended to the Executive Committee that John Rife, currently a director of Cedar Rapids Bank & Trust, be nominated as a director of QCR Holdings. Using the criteria described above and based on Mr. Rife's experience, credentials and skills, the Executive Committee determined that it would recommend that Mr. Rife be nominated as a Class I director. The Executive Committee reviewed the nominations, considered QCR Holdings' succession plan in connection with the nomination of Michael Bauer and determined that Messrs. Bauer, Brownson, incumbent directors and Mr. Rife, would stand as our nominees for election as Class I directors. The board did not receive any stockholder nominations for director for the 2006 annual meeting.

Stockholder Communication with the Board, Nomination and Proposal Procedures.

General Communications with the Board. Stockholders may contact QCR Holdings' board of directors by contacting Todd A. Gipple, Corporate Secretary, at QCR Holdings, Inc., 3551-7th Street, Suite 204, Moline, Illinois 61265 or (309) 743-7745. All comments will be forwarded directly to the Chairman of the Board as well as the lead independent director, Mr. Brownson.

Nominations of Directors. In order for a stockholder nominee to be considered by the Executive Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year's proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee's business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if less than 40 days' notice of the meeting is given, notice by the stockholder, to be timely, must be delivered no later than 10 days from the date on which notice of the meeting was mailed. The stockholder's notice of intention to nominate a director must include (i) the name and address of record of the nominating stockholder; (ii) a representation that the stockholder is a record holder entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) any other information regarding each proposed nominee as would be required to comply with the rules and regulations set forth by the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee's eligibility to serve as a director. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2007 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than November 22, 2006, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.

For proposals to be otherwise brought by a stockholder at an annual meeting, the stockholder must file a written notice of the proposal to our Corporate Secretary not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if less than 40 days' notice of the meeting is given, notice by the stockholder, to be timely, must be delivered no later than 10 days from the date on which notice of the meeting was mailed. The notice must set forth: (i) a brief description of the proposal and the reasons for conducting such business at the meeting; (ii) the name and address of the proposing stockholder; (iii) the number of shares of the corporation's common stock beneficially owned by the stockholder on the date of the notice; and (iv) any financial or other interest of the stockholder in the proposal. Stockholder proposals brought under this paragraph will not be included in our proxy statement.

Director Compensation. The director fees approved for 2006 and the fees paid for 2005 are set forth in the chart on the following page. In addition, in both January 2006 and 2005 each non-employee director was awarded stock options to purchase 300 shares of QCR Holdings common stock. Directors who are also employees of either QCR Holdings or one of our subsidiaries will not receive any board fees in 2006 or 2005. However, their 2005 and 2006 base salaries have been increased to reflect this change of policy.


                                                                2006      2005
                                                              ------------------
QCR Holdings
  Quarterly Retainer .....................................     $2,500     $2,500
  Additional Quarterly Retainer
    - Audit Committee Chairman ...........................      1,500      1,500
    - Executive Committee Chairman .......................      1,500      1,500
    - Compensation and Benefits Committee Chairman .......        250        250
    - Technology Committee Chairman ......................        250        250
  Attendance at Board Meeting ............................        200        200
  Attendance at Audit Committee Meeting ..................        400        400
  Attendance at all other Committee Meetings .............        300        300

Quad City Bank & Trust
  Quarterly Retainer .....................................      1,600      1,600
  Additional Quarterly Retainer
    - Loan Committee Chairman ............................        500        500
    - Trust Committee Chairman ...........................        250        250
    - Asset/Liability Management Committee Chairman ......        250        250
    - Board Affairs Committee Chairman ...................        250        250
  Attendance at Board Meeting ............................        100        100
  Attendance at Committee Meeting ........................        250        250

Cedar Rapids Bank & Trust
  Quarterly Retainer .....................................      1,600      1,600
  Additional Quarterly Retainer
    - Loan Committee Chairman ............................        500        500
    - Trust Committee Chairman ...........................        250        250
    - Asset/Liability Management Committee Chairman ......        250        250
  Attendance at Board Meeting ............................        100        100
  Attendance at Committee Meeting ........................        250        250

Rockford Bank & Trust
  Attendance at Board Meeting ............................        500        500
  Quarterly Retainer
    - Loan Committee Chairman ............................        500        500
    - Asset/Liability Management Committee Chairman ......        250        250
  Attendance at Committee Meeting ........................        250        250

Quad City Bancard, Inc.
  Attendance at Board Meeting ............................        300        300

M2 Lease Funds, LLC
  Attendance at Board Meeting ............................        500        500


Pursuant to the QCR Holdings, Inc. 1997 Deferred Income Plan, a director may elect to defer the fees and cash compensation payable by us for the director's service until either the termination of such director's service on the board or the age specified in the director's deferral election. During 2005, all but three directors deferred 100% of his or her director fees pursuant to the plan, and the total expense for the deferred fees with respect to all participating directors was $292,350 for 2005.

                             EXECUTIVE COMPENSATION

The goal of our executive compensation program is to attract, motivate and retain highly qualified executives and maintain a stable management team and environment. In accordance with these goals, we have divided executive compensation into two basic components - salary and bonus - to ensure that compensation is related to an individual executive's performance. When setting an executive's compensation, these components are intended to work together to compensate the executive for his or her services and reward the executive based upon his or her ability to meet performance objectives and based upon our overall performance during the year. We also believe it is important to encourage executive officers to become long-term stockholders by participating in our long-term incentive programs, including our 401(k)/Profit Sharing Plan, Employee Stock Purchase Plan and other deferred compensation arrangements, each of which allows participants to acquire shares of our common stock. We review all aspects of our compensation program and its application to individual executive officers on an annual basis to ensure that it continues to achieve our goals and objectives and to ensure that our compensation packages remain competitive.

The following table sets forth information concerning the compensation paid or granted to QCR Holdings' Chief Executive Officer and the other executive officers who had an aggregate salary and bonus which exceeded $100,000 for the year ended December 31, 2005.


                                               SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------
                                                                                     Long Term
                                                  Annual Compensation               Compensation
                                                                                       Awards
----------------------------------------------------------------------------------------------------------------------
           (a)                 (b)         (c)         (d)            (e)               (g)                (i)

                                                                                     Securities
                                                                 Other Annual        Underlying         All Other
Name and                    Calendar      Salary      Bonus      Compensation         Options/        Compensation
Principal Position            Year        ($)(1)       ($)          ($)(2)            SARs(#)              ($)
----------------------------------------------------------------------------------------------------------------------

Douglas M. Hultquist          2005      $215,000      $94,893           ---             5,000           $27,150(6)
President and Chief           2004      $175,000      $82,396       $22,200(4)            ---           $26,978(7)
Executive Officer of QCR      2003      $175,000      $94,792       $57,556(5)            ---           $27,046(8)
Holdings, Chairman of
Quad City Bank & Trust
----------------------------------------------------------------------------------------------------------------------
Michael A. Bauer              2005      $215,000      $94,893           ---             5,000           $33,725(6)
Chairman of QCR               2004      $175,000      $82,396       $22,300(4)            ---           $33,149(7)
Holdings, President and       2003      $175,000      $94,792       $69,881(5)            ---           $32,046(8)
Chief Executive Officer
of Quad City Bank & Trust
----------------------------------------------------------------------------------------------------------------------
Larry J. Helling              2005      $195,000      $64,868       $19,627(3)          2,000           $23,853(6)
President and Chief           2004      $167,000      $94,189       $21,300(4)            ---           $23,807(7)
Executive Officer of          2003      $163,000      $75,790       $14,500(5)            ---           $23,801(8)
Cedar Rapids Bank & Trust
----------------------------------------------------------------------------------------------------------------------
Todd A. Gipple                2005      $175,000      $37,236           ---             4,500           $21,367(6)
Executive Vice President      2004      $140,500      $62,015       $ 8,900(4)          2,250           $19,996(7)
and Chief Financial           2003      $132,600      $38,675           ---             2,250           $20,333(8)
Officer of QCR Holdings
----------------------------------------------------------------------------------------------------------------------

     (1) Includes amounts deferred under the QCR Holdings, Inc. 401(k)/Profit Sharing Plan (the "401(k) Plan") and the deferred compensation agreements.

     (2) Represents amount of tax benefit rights paid on behalf of Messrs. Helling, Hultquist and Bauer in connection with their exercise of stock options, as well as director fees paid on behalf of Messrs. Hultquist, Bauer, Helling and Gipple to the 1997 Deferred Income Plan.

     (3) During the 2005 calendar year, the amount represents tax benefit rights paid on behalf of Mr. Helling in connection with his exercise of stock options.

     (4) During the 2004 calendar year, the amount represents contributions made to the 1997 Deferred Income Plan on behalf of Messrs. Hultquist, Bauer, Helling and Gipple.

                                       14

     (5) During the 2003 calendar year, the amount includes contributions made to the 1997 Deferred Income Plan as follows: Mr. Hultquist - $15,800; Mr. Bauer - $15,600 and Mr. Helling - $14,500. The amount also includes tax benefit rights paid on behalf of Mr. Hultquist - $41,756 and Mr. Bauer - $54,281 in connection with their exercise of stock options.

     (6) During the 2005 calendar year, each individual had contributions made to the 401(k) Plan for his benefit as follows: Messrs. Hultquist, Bauer, Helling and Gipple - $10,899. In addition, each received term life insurance which had a per person premium cost as follows: Mr. Hultquist - $1,251; Mr. Bauer - $2,826; Mr. Helling - $954 and Mr. Gipple - $468. In addition, pursuant to the deferred compensation agreements entered into between QCR Holdings and each of Messrs. Hultquist, Bauer, Helling and Gipple, QCR Holdings contributed deferred compensation as follows: Mr. Hultquist - $15,000, Mr. Bauer - $20,000, Mr. Helling - $12,000 and Mr. Gipple - $10,000.

     (7) During the 2004 calendar year, each individual had contributions made to the 401(k) Plan for his benefit as follows: Messrs. Hultquist, Bauer and Helling - $11,062 and Mr. Gipple - $9,668. In addition, each received term life insurance which had a per person premium cost as follows: Mr. Hultquist - $916; Mr. Bauer - $2,087; Mr. Helling - $745 and Mr. Gipple - $328. In addition, pursuant to the deferred compensation agreements entered into between QCR Holdings and each of Messrs. Hultquist, Bauer, Helling and Gipple, QCR Holdings contributed deferred compensation as follows: Mr. Hultquist - $15,000; Mr. Bauer - $20,000; Mr. Helling - $12,000 and Mr. Gipple - $10,000.

     (8) During the 2003 calendar year, each individual had contributions made to the 401(k) Plan for his benefit as follows: Messrs. Hultquist and Bauer - $10,996; Mr. Helling - $10,823 and Mr. Gipple - $9,537. In addition, each received term life insurance which had a per person premium cost as follows: Messrs. Hultquist and Bauer - $1,050; Mr. Helling - $978 and Mr. Gipple - $796. In addition, pursuant to the deferred compensation agreements entered into between QCR Holdings and each of Messrs. Hultquist, Bauer, Helling and Gipple, QCR Holdings contributed deferred compensation as follows: Mr. Hultquist - $15,000; Mr. Bauer - $20,000; Mr. Helling - $12,000 and Mr. Gipple - $10,000.


The following table sets forth certain information concerning the number and value of stock options granted in 2005 to the individuals named in the Summary Compensation Table.


                                                OPTION GRANTS IN 2005
----------------------------------------------------------------------------------------------------------------------

                                                  Individual Grants
----------------------------------------------------------------------------------------------------------------------
           (a)                   (b)                (c)                (d)              (e)                  (f)

                               Options          % of Total         Exercise or                            Grant Date
                               Granted      Options Granted to     Base Price        Expiration         Present Value
           Name                 (#)(1)       Employees in Year        ($/Sh)            Date               ($) (2)
----------------------------------------------------------------------------------------------------------------------
Douglas M. Hultquist            5,000               14.5%             $21.00       January 28, 2015       $44,650
----------------------------------------------------------------------------------------------------------------------
Michael A. Bauer                5,000               14.5%             $21.00       January 28, 2015       $44,650
----------------------------------------------------------------------------------------------------------------------
Larry J. Helling                2,000               5.8%              $21.00       January 28, 2015       $17,860
----------------------------------------------------------------------------------------------------------------------
                                1,500               4.3%              $22.00       January 5, 2015        $14,280
Todd A. Gipple                  3,000               8.7%              $21.00       January 28, 2015       $26,790
----------------------------------------------------------------------------------------------------------------------

     (1) Options vest in five equal annual portions beginning one year from the date of grant.

     (2) The Black-Scholes valuation model was used to determine the grant date present values. Significant assumptions include: risk-free interest rate, 4.42% and 4.27%; expected option life, 10 years; expected volatility 24.81% and 24.71% and expected dividends, .36% and .38%. The ultimate value of the options will depend on the future market price of our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an executive may realize upon the exercise of an option will depend on the excess of the market value of our common stock, on the date the option is exercised, over the exercise price of the option.

The following table sets forth certain information concerning the number of stock options at December 31, 2005 held by the individuals named in the Summary Compensation Table.


--------------------------------------------------------------------------------------------------------------------
                                      AGGREGATED OPTION/SAR EXERCISES IN 2005
                                          AND YEAR END OPTION/SAR VALUES
--------------------------------------------------------------------------------------------------------------------
          (a)                                                   (b) (c) (d) (e)

                                                               Number of                        Value of
                                                               Securities                     Unexercised
                                                               Underlying                    in-the-money
                                                               Unexercised                   Options/SARs
                                                             Options/SARs at                      at
                                                          December 31, 2005 (#)          December 31, 2005 ($)
--------------------------------------------------------------------------------------------------------------------
                             Shares
                          Acquired on       Value
          Name            Exercise (#)  Realized ($)  Exercisable   Unexercisable    Exercisable    Unexercisable
--------------------------------------------------------------------------------------------------------------------
Douglas M. Hultquist          ---            ---          29,625         6,500        $260,254         $19,200
--------------------------------------------------------------------------------------------------------------------
Michael A. Bauer              ---            ---          28,875         6,500        $252,314         $19,200
--------------------------------------------------------------------------------------------------------------------
Larry J. Helling             7,200         $98,136         9,120         7,430        $115,836         $68,964
--------------------------------------------------------------------------------------------------------------------
Todd A. Gipple                ---            ---          19,089         9,824        $211,303         $40,152
--------------------------------------------------------------------------------------------------------------------

Succession Plan

Mr. Bauer has indicated to our Executive Committee that he intends to retire in approximately three years at age 60. The Executive Committee has requested that Mr. Bauer and Mr. Hultquist assist them with succession planning. This succession plan addresses the ongoing needs of QCR Holdings and recognizes Mr. Bauer's contribution to the organization. The Committee believes that the succession plan will further our interests by ensuring a smooth management transition, promoting the continued success and financial performance of QCR Holdings and outlining the continuing relationship with Mr. Bauer. Mr. Bauer will gradually reduce his executive management duties with us over the next three years and play a role beyond the May 2009 retirement date.

Mr. Bauer will remain as a director of QCR Holdings until the end of his term in 2009, if reelected, and may continue, beyond that time, to serve on one or more subsidiary boards.

As part of the succession plan, Mr. Bauer will enter into amended agreements that reflect his employment relationship with us, as more fully described below. As part of our desire to recognize Mr. Bauer's long-standing contribution and to reward his continued contribution during the transition period, the board of directors approved certain amendments to Mr. Bauer's compensation arrangements to provide additional retirement benefits and additional performance-based bonus incentives based on the success of the overall transition. These arrangements are further described in the following sections of this Proxy Statement.

Future arrangements contemplated under the succession plan include our plan to enter into a separate consulting agreement with Mr. Bauer that would take effect upon his retirement from the board of directors in May of 2009. The consulting agreement will provide for fees of up to $2,000 per month, based on customer retention formulas or other fee schedules set by the Executive Committee. Upon Mr. Bauer's retirement from the board of directors of QCR Holdings, we plan to establish and fund a charitable foundation to be administered by Mr. Bauer for the benefit of the local community. Mr. Bauer may earn additional fees of $1,500 per month for services rendered on behalf of the foundation.

Employment and Deferred Compensation Agreements

Employment and Deferred Compensation Agreements with Douglas M. Hultquist. On January 1, 2004, we entered into an employment agreement with Douglas M. Hultquist. The agreement has a three-year term and in the absence of notice from either party to the contrary, the employment term extends for an additional one year on the anniversary of the agreement. Pursuant to the agreement, Mr. Hultquist will receive a minimum salary of $175,000. The agreement includes provisions for the increase of compensation on an annual basis, performance bonuses, membership in various local clubs, an automobile allowance and participation in our benefit plans. The agreement also provides term life insurance coverage of two times Mr. Hultquist's base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement furthers provides for severance compensation equal to one year of salary plus average annual bonus in the event Mr. Hultquist is terminated without cause and three times the sum of salary and average annual bonus if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control.

Mr. Hultquist also entered into a new deferred compensation agreement with us on January 1, 2004. Under the agreement, he may defer all or a portion of his salary or bonus and we will match the deferral up to $15,000 annually. Full benefits under the agreements will be payable to Mr. Hultquist when he reaches 65 years of age.

Employment and Deferred Compensation Agreements with Michael A. Bauer. On March 21, 2006, we entered into an amended and restated employment agreement with Mr. Bauer as part of our succession plan, as described above. The agreement has a three-year term ending on the date of the 2009 annual meeting of stockholders. Pursuant to the agreement, Mr. Bauer will receive a minimum salary of $220,500 through his retirement in May 2009. The agreement includes provisions for the possible increase of compensation on an annual basis, performance bonuses, membership in various local clubs, an automobile allowance and participation in our benefit plans. With respect to performance bonuses, the agreement specifically provides for an additional transition incentive bonus arrangement with an opportunity to earn up to $80,000 annually based on overall assistance with the transition contemplated by the succession plan. The payment of the transitional incentive bonus may be credited to Mr. Bauer's deferred income account, with such election to defer made in accordance with applicable laws. The agreement also provides term life insurance coverage of two times Mr. Bauer's base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides for severance compensation equal to one year of salary plus average annual bonus in the event Mr. Bauer is terminated without cause and three times the sum of salary and average annual bonus if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control.

In connection with the succession plan, Mr. Bauer also entered into an amended and restated deferred compensation agreement with us on March 21, 2006. Under the agreement, Mr. Bauer may defer compensation with us matching the deferral up to $20,000 annually and we may make discretionary contributions to Mr. Bauer's deferred income account at any time. Additionally, the employment agreement provides for us to make a one-time contribution of $40,000 to the deferred compensation plan upon the execution of Mr. Bauer's amended and restated employment agreement. Benefits under the deferred compensation agreement will be payable to Mr. Bauer per the terms of the agreement.

Employment and Deferred Compensation Agreements with Todd A. Gipple and Larry J. Helling. On January 1, 2004, we also entered into new employment agreements with Todd A. Gipple and Larry J. Helling. Mr. Gipple's employment agreement provides that Mr. Gipple is to receive a minimum salary of $140,500. The agreement includes a provision for the increase in compensation on an annual basis, performance bonuses, membership in a Quad Cities country club, a monthly automobile allowance and participation in our benefit plans. Mr. Gipple's agreement also provides term life insurance coverage of two times the sum of his base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides that he is entitled to a payment equal to the sum of one-half of his then-current annual salary plus one-half of his average annual bonus if he is terminated without cause and two times the sum of his annual salary and average annual bonus if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control. Mr. Gipple also entered into a deferred compensation agreement with us on January 1, 2004 under which he may defer all or a portion of his salary or bonus and we will match the deferral up to $10,000 annually.

Mr. Helling's employment agreement provides that Mr. Helling is to receive a base annual salary of $167,000. The agreement includes a provision for the increase in compensation on an annual basis, performance bonuses, a monthly automobile allowance, membership in various country clubs and participation in our benefit plans. Mr. Helling's agreement also provides term life insurance coverage of two times the sum of his base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides for a severance payment equal to six months of his salary in the event of a termination without cause and two times his annual salary in the event he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control.

Additionally, Mr. Helling's agreement allows him to participate in the Cedar Rapids Short-term Cash Incentive Compensation Program and the Cedar Rapids Long-term Deferred Incentive Compensation Program (as described under the heading "Other Incentive Plans" beginning on page 19 of this proxy statement). Under the agreement, Mr. Helling will be allocated a total of 40% of amounts paid pursuant to the incentive programs. Mr. Helling also entered into a deferred compensation agreement with us on January 1, 2004 under which he may defer all or a portion of his salary or bonus and we will match the deferrals up to $12,000 annually.

All Employment and Deferred Compensation Agreements. Amounts deferred by each of the officers under the respective deferred compensation agreements earn interest at The Wall Street Journal prime rate, subject to a minimum of 6% and a maximum of 12%, with such amounts differing depending on the executive. Upon retirement, the executives will receive the deferral balance in 180 equal monthly installments.

Additionally, all of the employment agreements are terminable at any time by either our board of directors or the respective officer. We may terminate these agreements at any time for cause without incurring any post-termination obligation to the terminated officer. If the officers are terminated without cause or upon a change in control, we must make severance payments as described in the previous sections. If the termination without cause or change in control provisions were triggered as of the date of this proxy statement, we would owe the executives the following, approximate, pre-tax amounts: Mr. Bauer - $311,194 for termination without cause and $933,581 for change in control; Mr. Hultquist
- $311,194 for termination without cause and $933,581 for change in control; Mr. Gipple - $112,238 for termination without cause and $448,951 for change in control; Mr. Helling - $100,000 for termination without cause and $400,000 for change in control. This is in addition to any other payments we may owe the executives pursuant to the incentive stock plan, the deferred income plan, the deferred compensation agreement or pursuant to any other plan or benefit then due the officer.

Each of the employment agreements also contains a non-compete provision, which provides that each officer is prohibited from competing with us or our subsidiaries within a 60-mile radius of any of our offices for a period of two years following the termination of the agreement.

Non-qualified Supplemental Executive Retirement Program

In April  2004,  the  boards  of  directors  of Quad City Bank & Trust and Cedar
Rapids Bank & Trust each adopted a Non-Qualified Supplemental Executive Retirement Agreement ("SERP") for executive officers. The SERP will provide supplemental retirement income to certain key executive officers of Quad City Bank & Trust and Cedar Rapids Bank & Trust. Pursuant to the plan, a participating executive will receive a supplemental retirement benefit in an annual pre-tax amount equal to 2 1/2% for each year of full-time service until the executive reaches age 65 (not to exceed 40 years), multiplied by the executive's average annual base salary plus cash bonus for the three most recently completed plan years, subject to a maximum of 70%.

The supplemental retirement benefit will be reduced by any contributions plus earnings thereon made by us to the credit of the executive pursuant to QCR Holdings 401(k) or other deferred compensation plans. The supplemental retirement benefit payable under the plans will generally be made in monthly installments for a period of 180 months. If an executive retires after reaching age 55 (but before reaching age 65) and has at least 10 years of service, we will pay a supplemental early retirement benefit to the executive. The SERP also provides for the payment of a survivor's benefit payable to a participating executive's beneficiary upon the executive's death.

Pursuant to the existing SERP arrangements, assuming the participating executives retire on or after reaching age 65 and based on the participants' salary and cash bonus paid for 2005, we will owe the following projected annual amounts: Mr. Hultquist - $220,779; Mr. Gipple - $278,477; Mr. Helling - $129,765. These amounts are for illustrative purposes only and do not reflect the reduction in payments as described above and do not reflect any annual increases in the executives' salaries.

In 2005, we accrued an additional expense of $176,313, allocated as follows: Mr. Bauer - $75,914; Mr. Hultquist - $56,064; Mr. Gipple - $16,430; Mr. Helling - $27,905. As of December 31, 2005, our aggregate liability related to the SERP was $310,313, allocated as follows: Mr. Bauer - $133,270; Mr. Hultquist - $98,285; Mr. Gipple - $29,839; Mr. Helling - $48,919.

As part of the succession plan discussed above, the SERP was amended on March 21, 2006 with respect to Mr. Bauer to provide a fixed benefit of $117,000 per year commencing upon attainment of age 60.

401(k)/Profit Sharing Plan

We sponsor a qualified, tax-exempt profit sharing plan qualifying under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan. Pursuant to the plan, we match 100% of the first 3% of employee contributions and 50% of the next 3% of employee contributions, up to a maximum of 4.5% of an employee's compensation. Additionally, at our discretion, we may make additional contributions to the plan, which are allocated to the accounts of participants based on relative compensation.

The total contributions under the 401(k) plan by our named executive officers are reflected in the Summary Compensation Table on page 14 of this proxy statement.

Stock Option and Equity Incentive Plans

1993 Stock Option Plan. In 1993, QCR Holdings adopted a stock option plan for the benefit of directors, officers, and employees of QCR Holdings and its subsidiaries. The plan was approved by stockholders and provided for the issuance of incentive stock options and nonqualified stock options. All of the options under the plan have been granted, and on June 30, 2003, the plan expired.

1997 Stock Incentive Plan. In 1997, we adopted the QCR Holdings, Inc. Stock Incentive Plan for the benefit of our directors, officers and employees. The plan was approved by stockholders and provided for the issuance of incentive stock options, nonqualified stock options, restricted stock, tax benefit rights and stock appreciation rights. All of the awards available for issuance under the plan have been issued, although options remain outstanding.

2004 Stock Incentive Plan. In 2004, we adopted the QCR Holdings, Inc. Stock Incentive Plan for the benefit of our directors, officers and employees. Stockholders approved the 2004 plan and authorized 225,000 shares for issuance under the plan. This plan provides for the issuance of incentive stock options, nonqualified stock options, restricted stock, tax benefit rights and stock appreciation rights. As of December 31, 2005, there are 170,312 remaining options available for grant under this plan.

In 2005, we awarded stock options to purchase an aggregate of 26,000 shares of QCR Holdings common stock to seven employees and an aggregate of 8,400 shares of QCR Holdings common stock to twenty-two directors of QCR Holdings and our subsidiaries. The stock options awarded to the named executive officers during 2005 are included in the tables above.

Stock Purchase Plan. In 2002, we adopted and stockholders approved the QCR Holdings, Inc. Employee Stock Purchase Plan. The plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The plan allows employees of QCR Holdings and our subsidiaries to purchase shares of common stock available under the plan. The purchase price is currently 90% of the lesser of the fair market value at the date of the grant or the investment date. The investment date is the date common stock is purchased after the end of each calendar quarter during an offering period. The maximum dollar amount any one participant can elect to contribute in an offering period is $5,000 and the maximum percentage that any one participant can elect to contribute is 5% of his or her compensation. During 2005, 10,516 shares were granted and 10,584 were purchased under the plan.

Other Incentive Plans

Certain designated officers of Cedar Rapids Bank & Trust, including Mr. Helling, are also eligible to receive cash compensation pursuant to the Cedar Rapids Short-Term Cash Incentive Compensation Program and the Cedar Rapids Long-Term Deferred Incentive Compensation Program.

Short-Term Cash Incentive Compensation Program. Under the Short-Term Cash Incentive Compensation Program, we will pay eligible officers of Cedar Rapids Bank & Trust, based on a fixed percentage allocation, an aggregate target incentive amount, provided specific performance targets are met. Based on the performance targets attained for the year 2005, we paid an aggregate total of $37,500 pursuant to the program, of which Mr. Helling received $15,000.

Long-Term Deferred Incentive Compensation Program. Under the Long-Term Deferred Incentive Compensation Program, with respect to years ending December 31, 2006 through December 31, 2011, we will contribute up to an aggregate maximum of $300,000 to a deferred compensation plan for the benefit of eligible officers of Cedar Rapids Bank & Trust, based on a fixed percentage allocation. Contributions will only be made under the program if specified levels for return on equity and ending total assets are attained. The program also provides for the acceleration of certain future year contributions to the plan in the event of a change in control. For example, if a change in control had occurred as of December 31, 2005, the aggregate contributions would be $636,506, which equals the present value of future estimated contributions made for the years 2006 through 2011.

Deferred  Income  Plan

1997 Deferred Income Plan. In 1997, we adopted and stockholders approved the QCR Holdings, Inc. 1997 Deferred Income Plan to enable directors and selected key officers of QCR Holdings and its related companies, to elect to defer a portion of the fees and cash compensation payable to them for their service as directors or employees. As of December 31, 2005, there were 2,646 shares of common stock remaining under the plan.

2005 Deferred Income Plan. In 2005, we adopted and stockholders approved the QCR Holdings, Inc. 2005 Deferred Income Plan to enable directors and selected key officers of QCR Holdings and its related companies, to elect to defer a portion of the fees and cash compensation payable to them for their service as directors or employees. There are 100,000 shares authorized for issuance under the plan.

Compensation Committee Interlocks and Insider Participation

During 2005, the Executive Committee, which sets the salaries and compensation for our executive officers, was comprised solely of independent directors:
Messrs. Baird, Brownson, Kilmer, Lawson, Peterson and Royer. The Compensation and Benefits Committee, which sets the salaries and compensation of all employees who are not executive officers, consisted of Messrs. Bauer, Hultquist, Helling, Lawson and Harris, Ms. Bawden and Whiteside, as well as Arthur L. Christoffersen, former director of Cedar Rapids Bank & Trust, who recently passed away. Messrs. Bauer, Hultquist and Helling are executive officers and do not participate in any decisions involving their own compensation.

Executive Committee Report on Executive Compensation

The report of the Executive Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent QCR Holdings specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

General. The Executive Committee is comprised of six directors of QCR Holdings. Each of the members is considered "independent" by the board according to the Nasdaq listing requirements, an "outside" director pursuant to Section 162(m) of the Internal Revenue Code and a "non-employee" director pursuant to Section 16 of the Securities Exchange Act of 1934. The committee's intention is to provide a total compensation program that supports our long-term business strategy and performance culture and creates a commonality of interest among our stockholders. The Executive Committee is responsible for the oversight of executive compensation and reviews the compensation program of QCR Holdings on an ongoing basis.

The overall philosophy used by the Executive Committee when making decisions is as follows:

     o to provide incentives for executive officers to work toward achieving successful short-term and long-term goals and objectives;

     o to provide significant reward for achievement of superior performance, as well as significant risk to penalize substandard performance;

     o to create opportunity and incentive for executives to be long-term stockholders;

     o to link executive compensation rewards to increases in stockholder value, as measured by favorable long-term results and continued strengthening of our financial condition;

     o    to  provide   flexibility  to  recognize,   differentiate  and  reward
          individual performance; and

     o    to facilitate stock ownership through granting of stock options.

For each executive officer, the Executive Committee was responsible for the establishment of base salary and bonuses paid, as well as an award level for the annual incentive compensation program, each of which is subject to the approval of the non-employee directors. The Executive Committee was also responsible for the administration of the stock programs for the executive officers, as well as recommendations regarding other executive benefits and plans, subject to the same approval process.

In reviewing an executive's compensation, the Executive Committee considers and evaluates all components of the executive officer's total compensation package. This involves reviewing the executive's salary, bonus, incentive stock awards, perquisites, participation in our 401(k)/Profit Sharing Plan, deferred compensation plans, the supplemental retirement plan, payments due upon retirement or a change of control, if any, and all other payments and awards that the executive officer earns.

This year, the Committee also considered and evaluated the components of QCR Holdings' succession plan, which includes the above discussion regarding Mr. Bauer's future retirement. The Committee reviewed and approved each component of the transition arrangements and determined that they are in the best interests of QCR Holdings and its stockholders and promote the goals of ensuring the
continued   success  and   financial   performance   of  QCR  Holdings  and  its
subsidiaries.

Salary and Bonus. The Executive Committee reviews each executive's base salary on an annual basis. It is the Executive Committee's policy that the base salaries of our executives should offer each executive security and allow us to attract qualified executives and maintain a stable management team and environment. The Executive Committee targets base salaries at levels comparable to those of comparable positions within the market place. In January 2004, we entered into new employment contracts with each of our executive officers. In March 2006, we amended Mr. Bauer's employment agreement as part of QCR Holdings' succession plan, as described above in this Proxy Statement. The base salary provided in the agreements may be increased to reflect the executive officer's performance, as well as our overall financial performance. Additionally, base salaries are determined by examining, among other things, the executive's level of responsibility, prior experience, length of time with us as an employee, breadth of knowledge and internal performance objectives. An executive's current salary in relation to the executive's salary range and the median salary practices of the market place are also considered. All of the factors described herein are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.

Annual adjustments to an executive's base salary are driven by corporate and individual performance. Corporate performance, measured primarily in terms of earnings per share, return on equity and enhancement of total assets, impacts an executive's base salary. In addition, the Executive Committee will also measure individual performance. When measuring individual performance, the Executive Committee considers the individual's efforts in achieving established financial and business objectives, managing and developing employees and enhancing long-term relationships with customers.

Each executive's annual cash bonus is also driven by corporate and individual performance. Specifically, each executive has measurable goals determined by the Executive Committee regarding earnings per share, return on equity, asset growth, and other financial performance measures.

Annually, the Executive Committee evaluates four primary areas of performance in determining the Chief Executive Officer's level of compensation. These areas are:

     o    our long-range strategic planning and implementation;

     o    our financial performance;

     o    our  compliance  with  regulatory   requirements  and  relations  with
          regulatory agencies; and

     o    the  individual's   effectiveness  of  managing   relationships   with
          employees, stockholders and the board of directors.

Long-Term Incentive Programs. Our current long-term incentive plans are intended to promote equity ownership in QCR Holdings by the directors and selected officers and employees, to increase their proprietary interest in our success and to encourage them to remain with us as directors and employees. They also promote tax efficiency and replacement of benefit opportunities lost to regulatory limits. We have established the QCR Holdings, Inc. 401(k)/Profit Sharing Plan, the QCR Holdings, Inc. Employee Stock Purchase Plan, the QCR Holdings, Inc. 1997 Deferred Income Plan, and the QCR Holdings, Inc. 2005 Deferred Income Plan, each of which allows participants to acquire shares of our common stock.

We have also granted stock options through the QCR Holdings, Inc. 1993 Stock Option Plan, the 1997 Stock Incentive Plan and the 2004 Stock Incentive Plan. We use stock options in our compensation program to reinforce our long-term perspective and to retain valued executives. Pursuant to the 1997 and 2004 Stock Incentive Plans, we have also granted tax benefit rights and stock appreciation rights to certain participants at the same time as options were awarded. Options granted to our executive officers are shown in the table on page 15.

During 2005, we closely monitored the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004 (the "Act") and deals with specific tax rules for non-qualified deferred compensation plans. We intend to amend and restate its non-qualified deferred compensation plans prior to the expiration of the transition period on December 31, 2006 in order to ensure its plans are in full compliance with the Act.

Chief Executive Officer's Compensation. The base salary paid to Mr. Hultquist, as President and Chief Executive Officer, during 2005 was also based in part upon the Executive Committee's satisfaction level with our profitability, asset growth and risk management. The primary evaluation criteria are considered to be essential to our long-term viability. The Executive Committee considered Mr. Hultquist's personal performance as President and Chief Executive Officer, his previous years' salaries and the salary levels of other similarly situated financial institutions, his participation in employee benefit plans and the perquisites he receives in setting his base salary at $215,000 for 2005. Mr. Hultquist also received a bonus in the amount of $94,893 for 2005. His bonus was based on our 2005 financial performance as compared to measurable goals for earnings per share, return on equity, asset growth, asset quality, and other subjective factors determined by the Executive Committee. Mr. Hultquist also received $27,148 in other compensation that is primarily attributable to our matching contribution pursuant to the 401(k) plan and contributions pursuant to his deferred compensation arrangement.

Compliance  with Section  162(m) of the Internal  Revenue Code of 1986.  Section
162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1.0 million paid to our Chief Executive Officer and any of the four other highest paid officers, to the extent they are listed officers on the last day of any given tax year. However, compensation is exempt from this limit if it qualifies as "performance based compensation." Performance based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. We believe performance based compensation is an important tool to provide incentive to senior executives, matching their compensation levels to our performance. Accordingly, performance based compensation comprises a significant portion of the compensation package for our senior executives. This also has the effect of preserving the deduction that might otherwise be affected by the $1.0 million limit.

Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Conclusion. The Executive Committee believes these executive compensation policies and programs effectively serve the interests of stockholders and QCR Holdings. The Executive Committee believes these policies motivate executives to contribute to our overall future success, thereby enhancing the value of QCR Holdings for the benefit of all stockholders.

                              Executive Committee:
                                Patrick S. Baird
                                James J. Brownson
                                 Mark C. Kilmer
                                 John K. Lawson
                               Ronald G. Peterson
                                   Henry Royer

Stockholder Return Performance Presentation

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by QCR Holdings shall not be deemed to include the following performance graph and related information unless such graph and related information are specifically stated to be incorporated by reference into such document.

The following graph indicates, for the period commencing December 31, 2000, a comparison of cumulative total returns for QCR Holdings, the Nasdaq Stock Market (US Companies) and the SNL Midwest Bank Index prepared by SNL Securities, Charlottesville, Virginia. The graph below was prepared at our request by SNL Securities.

                          [OMITTED PERFORMANCE GRAPH]

The following are the data points utilized in the omitted graph.


                                                                    Period Ending
                                       ----------------------------------------------------------------------
Index                                  12/31/00    12/31/01    12/31/02    12/31/03    12/31/04    12/31/05
-------------------------------------------------------------------------------------------------------------
QCR Holdings, Inc. ................   $   100.00  $   109.33  $   167.42  $   278.70  $   314.81  $   296.50
NASDAQ Composite ..................       100.00       79.18       54.44       82.09       89.59       91.54
SNL NASDAQ Bank Index .............       100.00      108.85      111.95      144.51      165.62      160.57


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding our common stock beneficially owned on December 31, 2005, by each director, by each executive officer named in the summary compensation table, by persons who are the beneficial owners of more than 5% of our common stock and by all directors and executive officers of QCR Holdings as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of December 31, 2005.



Name of Individual and                                 Amount and Nature of                 Percent
Number of Persons in Group                           Beneficial Ownership(1)               of Class
-----------------------------------------------------------------------------------------------------
Directors and Nominees
Patrick S. Baird                                               38,312(2)                       *
Michael A. Bauer                                               55,211(3)                     1.2%
James J. Brownson                                              35,028(4)                       *
Larry J. Helling                                               46,223(5)                     1.0%
Douglas M. Hultquist                                           58,849(6)                     1.3%
Mark C. Kilmer                                                 28,207(7)                       *
John K. Lawson                                                 14,693(8)                       *
Ronald G. Peterson                                             15,851(9)                       *
John A. Rife                                                    6,929(10)                      *
Henry Royer                                                    11,708(11)                      *
Other Named Executive Officer
Todd A. Gipple                                                 45,670(12)                    1.0%
5% Stockholder
Banc Funds**                                                  370,053(13)                    8.2%
All directors  and executive  officers
  as a group (20 persons)                                     461,327(14)                    10.1%

   *   Less than 1%.

  **   Banc Funds, 200 South LaSalle Street, Suite 1680, Chicago, Illinois 60604

  (1) Amounts reported include shares held directly, including certain shares subject to options, as well as shares held in retirement accounts, by certain members of the named individuals' families or held by trusts of which the named individual is a trustee or substantial beneficiary.
       Inclusion of shares shall not constitute an admission of beneficial ownership or voting and sole investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

                                       23

  (2) Includes 420 shares subject to options which are presently exercisable and over which Mr. Baird has no voting and sole investment power. Also includes 34,483 shares held jointly by Mr. Baird and his spouse and 3,409 shares held in a trust, over which he has shared voting and investment power. Excludes 1,080 option shares not presently exercisable.

  (3) Includes 10,181 shares held jointly by Mr. Bauer and his spouse, includes 1,704 shares held by Mr. Bauer's children, 6,862 shares held in an IRA account, 8,675 shares held in a trust, 7,290 shares held in the 401(k) Plan and 18 shares held by his spouse, all of which he has shared voting and investment power. Excludes 5,000 option shares not presently exercisable.

  (4) Includes 3,326 shares subject to options which are presently exercisable and over which Mr. Brownson has no voting and sole investment power. Also includes 3,465 shares held jointly by Mr. Brownson and his spouse, 2,025 shares held by his spouse, 9,517 shares held in a trust, and 16,695 shares held in an IRA account, all of which he has shared voting and investment power. Excludes 5,199 option shares not presently exercisable.

  (5) Includes 7,320 shares subject to options which are presently exercisable and over which shares Mr. Helling has no voting and sole investment power. Also includes 32,250 shares held in an IRA account, 3,981 shares held in a trust and 2,404 shares held in the 401(k) Plan, all of which he has shared voting and investment power. Excludes 5,630 option shares not presently exercisable.

  (6) Includes 9,337 shares held by his spouse or for the benefit of his children, 4,050 shares held in an IRA account, 23,220 shares held in two trusts and 6,166 shares in the 401(k) Plan, all of which Mr. Hultquist has shared voting and investment power. Excludes 5,000 option shares not presently exercisable.

  (7) Includes 825 shares subject to options which are presently exercisable and over which Mr. Kilmer has no voting and sole investment power. Also includes 5,384 shares held by his spouse or children, 6,173 shares held in a trust and 3,375 shares held in an IRA account, all of which he has shared voting and investment power. Excludes 900 option shares not presently exercisable.

  (8) Includes 1,230 shares subject to options which are presently exercisable and over which Mr. Lawson has no voting and sole investment power. Also includes 8,250 shares held in trust, over which shares he has shared voting and investment power. Excludes 1,170 option shares not presently exercisable.

  (9) Includes 2,550 shares subject to options which are presently exercisable and over which Mr. Peterson has no voting and sole investment power. Also includes 9,926 shares held in a trust, over which shares he has shared voting and investment power. Excludes 1,200 option shares not presently exercisable.

  (10) Includes 210 shares subject to options which are presently exercisable and over which Mr. Rife has no voting and sole investment power. Also includes 4,619 shares held jointly by Mr. Rife and his spouse and 2,100 shares held in a trust, over which he has shared voting and investment power. Excludes 540 option shares not presently exercisable.

  (11) Includes 420 shares subject to options which are presently exercisable and over which Mr. Royer has no voting and sole investment power.
       Includes 6,750 shares held in an IRA account and 4,538 shares held in a trust, over all of which Mr. Royer has shared voting and investment power. Excludes 1,080 option shares not presently exercisable.

  (12) Includes 16,089 shares subject to options which are presently exercisable and over which Mr. Gipple has no voting and sole investment power. Also includes 14,722 shares held in an IRA account, 2,800 shares held by his children and spouse, 1,870 shares held in the 401(k) Plan, and 636 shares held in a trust, over which he has shared voting and investment power. Excludes 9,074 option shares not presently exercisable.

  (13) Includes shares held by Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P. as reported in a Schedule 13G/A filed on January 27, 2006.

  (14) Excludes 40,141 option shares not presently exercisable.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of common stock are traded. These persons are also required to furnish us with copies of all
Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2005, we are not aware of any failures to comply with the filing requirements of
Section 16(a) during 2005 with the exception of one Form 4 filing by Mr. Kilmer reporting the acquisition of 300 shares and the exercise of 450 shares and one Form 4 filing by Mr. Bauer reporting the sale of 425 shares.

                          TRANSACTIONS WITH MANAGEMENT

Our directors and officers and their associates were customers of and had transactions with QCR Holdings and our subsidiaries during 2005. Additional transactions are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                             AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by QCR Holdings shall not be deemed to include the following report and related information unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2005 with our management and McGladrey & Pullen, LLP, our independent registered public accounting firm, including their attestation report on management's assessment of the effectiveness of the internal control over financial reporting. The committee has also discussed with McGladrey & Pullen, LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and McGladrey & Pullen, LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the year ending December 31, 2005 for filing with the Securities and Exchange Commission.

                                Audit Committee:
                                Patrick S. Baird
                                James J. Brownson
                                 John K. Lawson
                                   Henry Royer

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of McGladrey & Pullen, LLP, our independent registered public accounting firm, are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Following is a summary of fees for professional services by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP).

Accountant Fees

Audit Fees. The aggregate amount of fees billed by McGladrey & Pullen, LLP in connection with the audit of our annual financial statements and Quad City Bank's internal control attestation for years 2005 and 2004 and for its required reviews of our unaudited interim financial statements included in our Form 10-Q's filed during 2005 and 2004, as well as assistance with other SEC filings, were $220,583 and $145,692, respectively. The increased level of audit fees was primarily the result of our growth in total assets, combined with the first audit of our internal control over financial reporting.

Audit Related Fees. The aggregate amount of audit related fees billed by McGladrey & Pullen, LLP for 2005 and 2004 were $36,596 and $14,681, respectively. The majority of these services were related to research and consultations concerning financial accounting and internal control reporting matters.

Tax Fees. The aggregate amount of tax related services billed by RSM McGladrey, Inc. for 2004 was $756 for professional services rendered for sales tax advice. We did not incur any fees for tax related services by RSM McGladrey, Inc. for 2005.

The Audit Committee, after consideration of the matter, does not believe that the rendering of these services by McGladrey & Pullen, LLP and RSM McGladrey, Inc. to be incompatible with maintaining McGladrey & Pullen, LLP's independence as our principal accountant.

Audit Committee Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee's policy is to approve, on a case-by-case basis, all audit and permissible non-audit services provided by any audit, tax consulting or general business consulting firm. The Audit Committee does have a policy of pre-approving any of these services.

                               REPORT ON FORM 10-K

We will furnish without charge to each person whose proxy is solicited, and to each person representing that he or she is a beneficial owner of our common stock as of the record date for the meeting, upon written request, copies of our annual report on Form 10-K as filed with the Securities and Exchange Commission, together with the financial statements and schedules thereto. Such written request should be sent to Ms. Shellee R. Showalter, QCR Holdings, Inc., 3551 - 7th Street, Suite 204, Moline, Illinois 61265.

                       By order of the Board of Directors


/s/ Michael A. Bauer                                    /s/ Douglas M. Hultquist

Michael A. Bauer                                        Douglas M. Hultquist
Chairman                                                President



Moline, Illinois
March 22, 2006



                       ALL STOCKHOLDERS ARE URGED TO SIGN
                         AND MAIL THEIR PROXIES PROMPTLY